Exhibit 99.1

[FHLBank Atlanta Logo] News Release

FOR IMMEDIATE RELEASE Sept. 29, 2008

CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Declares

Third Quarter Dividend, Changes Dividend Schedule

ATLANTA, Sept. 29, 2008 - The board of directors of Federal Home Loan Bank of Atlanta (FHLBank Atlanta) has approved an annualized dividend rate for the third quarter of 2.89 percent. This rate is equal to average three-month LIBOR (London Interbank Offered Rate) for the period July 1, 2008 to Sept. 29, 2008. The dividend is applicable to capital stock held during the period of July 1, 2008 to Sept. 30, 2008, and will be credited to members' daily investment accounts at close of business on Oct. 1, 2008.

The annualized dividend rate is lower than previous third quarter guidance because of recent volatility in the financial markets and a more conservative financial management approach in light of these conditions. In addition, the Bank will change its dividend declaration and payment schedule beginning in the fourth quarter of 2008 so a dividend can be declared and paid to member accounts after net income is calculated for the preceding quarter. To accommodate this change, the Bank will declare any fourth quarter dividend at the end of Jan. 2009 and pay it into member accounts at that time.

The Bank recognizes the value our dividend provides to member financial institutions. During the first three quarters of 2008, the Bank has paid an annualized dividend rate of 4.88 percent which exceeds average three-month LIBOR by approximately 190 basis points. "Dividends are an attractive aspect of our cooperative, and we anticipate that once we move beyond this transition period, members will appreciate the certainty associated with the new dividend schedule," said Richard A. Dorfman, President and CEO of FHLBank Atlanta.

If you have additional questions, please contact FHLBank Atlanta's Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
The Bank is a cooperative financial services organization that provides funding, community development products, and a host of other banking services to more than 1,200 member financial institutions in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia.

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Some of the statements made in this announcement are "forward-looking statements," which include statements with respect to FHLBank Atlanta's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond FHLBank Atlanta's control, and which may cause the Bank's actual dividend payment, results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: the FHLBank Atlanta's actual net income results; legislative and regulatory actions or changes;  future economic and market conditions; changes in demand for advances or consolidated obligations of FHLBank Atlanta and/or the FHLBank System; changes in interest rates; political, national and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause FHLBank Atlanta's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.